Exhibit 99.1

Microsoft Store announces new approach to retail

Microsoft to continue to support customers online, with retail team members working remotely and at Microsoft corporate locations

REDMOND, Wash. — June 26, 2020 — Microsoft Corp. (NASDAQ: MSFT) (“Microsoft”) today announced a strategic change in its retail operations, including closing Microsoft Store physical locations. The company’s retail team members will continue to serve customers from Microsoft corporate facilities and remotely providing sales, training, and support. Microsoft will continue to invest in its digital storefronts on Microsoft.com, and stores in Xbox and Windows, reaching more than 1.2 billion people every month in 190 markets. The company will also reimagine spaces that serve all customers, including operating Microsoft Experience Centers in London, NYC, Sydney, and Redmond campus locations. The closing of Microsoft Store physical locations will result in a pre-tax charge of approximately $450M, or $0.05 per share, to be recorded in the current quarter ending June 30, 2020. The charge includes primarily asset write-offs and impairments.

“Our sales have grown online as our product portfolio has evolved to largely digital offerings, and our talented team has proven success serving customers beyond any physical location,” said Microsoft Corporate Vice President David Porter. “We are grateful to our Microsoft Store customers and we look forward to continuing to serve them online and with our retail sales team at Microsoft corporate locations.”

Since the Microsoft Store locations closed in late March due to the COVID-19 pandemic, the retail team has helped small businesses and education customers digitally transform; virtually trained hundreds of thousands of enterprise and education customers on remote work and learning software; and helped customers with support calls. The team supported communities by hosting more than 14,000 online workshops and summer camps and more than 3,000 virtual graduations.

“We deliberately built teams with unique backgrounds and skills that could serve customers from anywhere. The evolution of our workforce ensured we could continue to serve customers of all sizes when they needed us most, working remotely these last months,” said Porter. “Speaking over 120 languages, their diversity reflects the many communities we serve. Our commitment to growing and developing careers from this talent pool is stronger than ever.”

The retail team members will serve consumers, small-business, education, and enterprise customers, while building a pipeline of talent with transferable skills.

“The Microsoft Store team has long been celebrated at Microsoft and embodies our culture,” said Microsoft Chief People Officer Kathleen Hogan. “The team has a proven track record of attracting, motivating, and developing diverse talent. This infusion of talent is invaluable for Microsoft and creates opportunities for thousands of people.”

With significant growth through its digital storefronts, including Microsoft.com, and stores on Xbox and Windows, the company will continue to invest in digital innovation across software and hardware. New services include 1:1 video chat support, online tutorial videos, and virtual workshops with more digital solutions to come.

“It is a new day for how Microsoft Store team members will serve all customers,” said Porter. “We are energized about the opportunity to innovate in how we engage with all customers, maximize our talent for greatest impact, and most importantly help our valued customers achieve more.”

About Microsoft

Microsoft (Nasdaq “MSFT” @microsoft) enables digital transformation for the era of an intelligent cloud and an intelligent edge. Its mission is to empower every person and every organization on the planet to achieve more.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	intense competition in all of our markets that may lead to lower revenue or operating margins;

•	increasing focus on cloud-based services presenting execution and competitive risks;

•	significant investments in products and services that may not achieve expected returns;

•	acquisitions, joint ventures, and strategic alliances that may have an adverse effect on our business;

•	impairment of goodwill or amortizable intangible assets causing a significant charge to earnings;

•	cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to our reputation or competitive position;

•	disclosure and misuse of personal data that could cause liability and harm to our reputation;

•	the possibility that we may not be able to protect information stored in our products and services from use by others;

•	abuse of our advertising or social platforms that may harm our reputation or user engagement;

•	the development of the internet of things presenting security, privacy, and execution risks;

•	issues about the use of artificial intelligence in our offerings that may result in competitive harm, legal liability, or reputational harm;

•	excessive outages, data losses, and disruptions of our online services if we fail to maintain an adequate operations infrastructure;

•	quality or supply problems;

•	the possibility that we may fail to protect our source code;

•	legal changes, our evolving business model, piracy, and other factors may decrease the value of our intellectual property;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	claims against us that may result in adverse outcomes in legal disputes;

•	government litigation and regulatory activity relating to competition rules that may limit how we design and market our products;

•	potential liability under trade protection, anti-corruption, and other laws resulting from our global operations;

•	laws and regulations relating to the handling of personal data that may impede the adoption of our services or result in increased costs, legal claims, fines, or reputational damage;

•	additional tax liabilities;

•	damage to our reputation or our brands that may harm our business and operating results;

•	exposure to increased economic and operational uncertainties from operating a global business, including the effects of foreign currency exchange;

•	uncertainties relating to our business with government customers;

•	adverse economic or market conditions that may harm our business;

•	catastrophic events or geo-political conditions, such as the COVID-19 pandemic, that may disrupt our business; and

•	the dependence of our business on our ability to attract and retain talented employees.

For more information about risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/en-us/investor.

The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Microsoft Media Relations, WE Communications for Microsoft, (425) 638-7777, rrt@we-worldwide.com

For more information, financial analysts and investors only:

Michael Spencer, General Manager, Investor Relations, (425) 706-4400